Exhibit 99.1

N e w s   R e l e a s e

        QUICKSILVER GAS SERVICES LP
        777 West Rosedale Street
Fort Worth, TX  76104
www.kgslp.com

Quicksilver Gas Services Announces 2008 Capital Budget

FORT WORTH, TEXAS, (December 17, 2007)– Quicksilver Gas Services LP (NYSE Arca: KGS) announced that its board of directors has unanimously approved a capital expenditure budget of $80 million for 2008.

The 2008 capital expenditure budget includes approximately $14 million for the construction of pipelines and gathering systems, approximately $17 million for compression and approximately $49 million associated with the construction of a third natural gas processing plant.  The new plant, with a design capacity of approximately 125 million cubic feet (MMcf) per day, is expected to be on line in the first quarter of 2009 and will bring the company’s total processing capacity to approximately 325 MMcf per day.

“Our 2008 capital program is designed to meet the growing demand for gathering and processing of liquids-rich natural gas by our customers in the Fort Worth Basin,” said Thomas (Toby) Darden, Quicksilver Gas Services president and chief executive officer.  “Our customers’ rapidly increasing production from this world-class basin dictates the need to continue expansion of our gathering and processing capacity.”

In addition, Quicksilver Resources Inc. (NYSE: KWK) has approved pipeline-related capital expenditures associated with the Fort Worth Basin of approximately $62 million for 2008.  Quicksilver Gas Services will operate these assets on behalf of Quicksilver Resources and expects to acquire these assets over time.

About Quicksilver Gas Services

Fort Worth, Texas-based Quicksilver Gas Services is a growth-oriented limited partnership in the business of gathering and processing natural gas produced from the Barnett Shale geologic formation in the Fort Worth basin of north Texas.  The company began operation in 2004 to provide these services to Quicksilver Resources Inc., which owns our general partner.  For more information about Quicksilver Gas Services, visit www.kgslp.com.

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NEWS RELEASE

Forward-Looking Statement
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Gas Services LP’s management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Gas Services LP’s financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas prices; failure or delays in Quicksilver Resources Inc. and third parties achieving expected production from natural gas projects; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; the effects of existing and future laws and governmental regulations; and the effects of future litigation; as well as other factors disclosed in Quicksilver Gas Services LP’s filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor and Media Contact
Rick Buterbaugh
817-665-4835

KGS 07-06

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